Exhibit C

According to Section 15 of the WpHG (Wertpapierhandelsgesetz; German Securities Trading Act), domestic issuers of financial instruments are obliged to immediately publish insider information that concerns them directly.

The purpose of the ad-hoc disclosure requirement is to ensure the same level of information of all market participants by rapidly and uniformly distributing information to the market so that no inappropriate stock exchange prices or market prices can develop as a result of erroneous or incomplete information of the market. The ad-hoc disclosure requirement therefore serves the interests of the entire investing public, ensures the proper functioning of the capital market, and creates equal opportunities by creating transparency.

AD HOC RELEASE

Consensus reached regarding Conclusion of Domination Agreement between Deutsche Wohnen AG and GSW Immobilien AG

Key Word: Contract

Frankfurt am Main / Berlin, March 7, 2014 – Today, the management boards of Deutsche Wohnen AG and of GSW Immobilien AG agreed, with the approval of the respective supervisory board, to prepare a domination agreement between Deutsche Wohnen AG, as the controlling entity, and GSW Immobilien AG, as the controlled entity, and to conclude such agreement. An offer will be made to the minority shareholders of GSW Immobilien AG to acquire their shares in exchange for newly issued shares of Deutsche Wohnen AG, and the minority shareholders will be offered a compensation payment for the duration of the agreement. The companies will determine the final structure of the provisions regarding the consideration in shares and the annual compensation payment under the agreement on the basis of a company valuation and in accordance with legal requirements.

Deutsche Wohnen AG expects that the decision to conclude the domination agreement will be voted on at the ordinary shareholders’ meeting of Deutsche Wohnen AG and GSW Immobilien AG in June 2014.

Deutsche Wohnen AG

Pfaffenwiese 300

65929 Frankfurt am Main

International Securities Identification Numbers (ISINs): DE000A0HN5C6 / DE0006283302 / DE000A1X3R56

Contact:

Helge H. Hehl, CFA

Tel.: +49 (0)30 897 86-551

ir@deutsche-wohnen.com

This information contains forward-looking statements that are based upon current views and assumptions of the Deutsche Wohnen AG management, which were made to its best knowledge. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors. In consideration of these risks, uncertainties and other factors, persons receiving these documents are advised not to unreasonably rely on these forward-looking statements.